Exhibit 5.15

CONSENT OF SCOTT WILSON ROSCOE POSTLE ASSOCIATES INC.

I refer you to the Registration Statement on Form F-10 (File No. 333-164512) of North American Palladium Ltd., and any amendment thereto, and any registration statements filed pursuant to Rule 429 under the U.S. Securities Act of 1933, as amended (including the documents incorporated by reference therein, collectively, the “Registration Statement”).

Reference is made to the technical report prepared by my firm, Scott Wilson Roscoe Postle Associates Inc., relating to the Lac des Iles Mine property dated March 13, 2009 (the “Report”).

I hereby consent to the use of our name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

February 9, 2010

Yours truly,

Scott Wilson Roscoe Postle Associates Inc.

Per:	/s/ DEBORAH A. MCCOMBE
Name: Deborah A. McCombe, P. Geo
Title: Executive Vice President